As filed with the Securities and Exchange Commission on August 1, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

RANDGOLD RESOURCES LIMITED

(Exact name of Registrant as specified in Its charter)

Jersey, Channel Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

LA MOTTE CHAMBERS
LA MOTTE STREET
ST. HELIER JERSEY JE1 1BJ
CHANNEL ISLANDS
(44) 1534 735 333

(Address, including zip code, of Registrant’s principal executive offices)

RANDGOLD RESOURCES SHARE OPTION SCHEME
RESTRICTED STOCK AWARDS TO NON-EXECUTIVE DIRECTORS

(Full titles of the Plans)

CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011
(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

STEVEN I. SUZZAN, ESQ.
FULBRIGHT & JAWORSKI L.L.P.
666 FIFTH AVENUE
NEW YORK, NEW YORK 10103
(212) 318-3000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, $0.05 par value per share	1,621,926 shares available for issuance under the Share Option Scheme	$22.77(2)	$36,931,255.02	$1,133.79
Ordinary shares, $0.05 par value per share	1,634,847 shares issuable upon exercise of options granted under the Share Option Scheme	$10.20(3)	$16,675,439.40	$512.00
Ordinary shares, $0.05 par value per share	7,701 shares awarded to non-executive directors as restricted stock(4)	$20.77(5)	$159,950.00	$5.00
Total	3,264,474		$53,766,644.42	$1,650.79
(1)	This Registration Statement shall also cover any additional ordinary shares which become issuable under Randgold Resources Share Option Scheme or the restricted stock awards by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.
(2)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of $22.77 per share (the average of the high and low prices of Randgold Resources Limited’s American Depository Shares on the Nasdaq Global Select Market on July 30, 2007). One American Depository Share equals one ordinary share of Randgold Resources Limited.
(3)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of the options granted under Randgold Resources Option Share Scheme outstanding as of the date of the filing of this registration statement.
(4)	The Restricted Stock Awards were approved for issuance (but are not yet issued) at general meetings of the Registrant’s shareholders.
(5)	Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee on the basis of the weighted average purchase price of the restricted stock awards outstanding as of the date of the filing of this registration statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of this registration statement on Form S-8 (this ‘‘Registration Statement’’) will be sent or given to the employees of Randgold Resources Limited (‘‘Randgold’’ or the ‘‘Registrant’’) who are eligible to participate in Randgold’s Share Option Scheme or restricted stock awards as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the ‘‘Securities Act’’). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the ‘‘Commission’’) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents have been filed by Randgold with the Commission and are hereby incorporated by reference in this Registration Statement:

1.	Randgold’s Annual Report on Form 20-F, for the fiscal year ended December 31, 2006, filed with the Commission on June 25, 2007.

2.	Randgold’s Reports of Foreign Private Issuer on Form 6-K furnished to the Commission on February 16, 2007, March 6, 2007, March 28, 2007, April 3, 2007, May 8, 2007 and June 4, 2007.

3.	The description of the Randgold’s ordinary shares and American Depositary Shares contained in Item 1 of the Registrant’s registration statement on Form 8-A dated June 27, 2002, and any subsequent amendment or report filed for the purpose of updating this description.

In addition, all documents subsequently filed by Randgold with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Subject to the provisions of the Companies (Jersey) Law 1991 (the ‘‘1991 Law’’), Randgold’s Articles of Association allow Randgold to indemnify, out of its assets, its directors, alternate directors, Secretary or other officers against all costs, charges, losses, damages and liabilities incurred in the execution or discharge of his duties or the exercise of his powers, including (but not limited to) any liability incurred in defending any proceedings (whether civil or criminal) which relate to any act or omission committed by such person as an officer or employee of Randgold, and in which judgment is given in such person’s favor or in which such person is acquitted or in connection with any application under the 1991 Law in which relief is granted to such person by any court of competent jurisdiction.

Subject to the 1991 Law, Randgold’s Articles of Association allow Randgold to purchase and maintain insurance at its expense for the benefit of any person who is or was at any time a director or other officer or employee of Randgold or of any other company which is a subsidiary or subsidiary undertaking of Randgold or in which Randgold has an interest, or who is or was a trustee of any pension fund or employee benefits trust in which any employee of Randgold or of any such other company or subsidiary undertaking is or has been interested, indemnifying such person against any liability which may attach to him or loss or expenditure which he may incur in relation to anything done or alleged to have been done or omitted to be done as a director, officer, employee or trustee.

Article 77 of the 1991 Law provides that a company or any of its subsidiaries or any other person for a benefit conferred or detriment suffered by the company may not exempt any person from, or indemnify any person against, any liability which by law would otherwise attach to him as a result of being an officer of the company except where a person is exempted from, or indemnified against: (a) any liabilities incurred in defending any proceedings (whether civil or criminal) (i) in which judgment is given in his favor or he is acquitted, or (ii) which are discontinued otherwise than for some benefit conferred by him or on his behalf or some detriment suffered by him, or (iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director in question), he was substantially successful on the merits in his resistance to the proceedings; or (b) any liability incurred otherwise than to the company if he acted in good faith with a view to the best interests of the company; or (c) any liability incurred in connection with an application made under Article 212 of the 1991 Law in which relief is granted to him by the court; or (d) any liability against which the company normally maintains insurance for persons other than directors.

The 1991 Law permits a company to purchase and maintain insurance regarding the indemnification of its officers.

Randgold maintains directors and officers insurance to protect its officers and directors from specified liabilities that may arise in the course of their service to Randgold in those capacities.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

The following is a complete list of exhibits filed or incorporated by reference as a part of this Registration Statement:

Exhibit No.	Description
4.1	Form of Deposit Agreement, dated as of July 1, 1997, as amended and restated as of June 26, 2002 and further amended and restated as of July 10, 2002 among Randgold Resources Limited, The Bank of New York, as Depositary, and the owners and holders from time to time of American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-4 (Registration No. 333-91166), filed with the Commission on June 26, 2002).
4.2	Specimen of ADR, evidencing American Depositary Shares, representing deposited Ordinary Shares (incorporated by reference to Exhibit 4.1).
4.3	Randgold Resources Share Option Scheme (incorporated by reference to Exhibit 10.1 of the Registrant’s Registration Statement on Form F-1 (Registration No. 333-90972), filed with the Commission on June 21, 2002).
5.1	Opinion of Ogier, as to the legality of the ordinary shares.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers Inc.
23.3	Consent of Ogier (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature pages of this Registration Statement).

ITEM 9.    UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase of decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective Registration Statement;

(iii)    to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that if the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement, paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply.

       (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3)    To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of the employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Jersey, Channel Islands, on July 31, 2007.

By	/s/ D. Mark Bristow
Name: D. Mark Bristow
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints D. Mark Bristow and Graham P. Shuttleworth, or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, pay lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ D. Mark Bristow	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2007

D. Mark Bristow

/s/ Graham P. Shuttleworth	Finance Director (Principal Financial Officer)	July 31, 2007

Graham P. Shuttleworth

/s/ Philippe Liétard	Chairman of the Board	July 31, 2007

Philippe Liétard

/s/ Bernard H. Asher	Director	July 31, 2007

Bernard H. Asher

/s/ Norborne P. Cole	Director	July 31, 2007

Norborne P. Cole

/s/ Robert I. Israel	Director	July 31, 2007

Robert I. Israel

	Director	July 31, 2007

Aubrey L. Paverd

/s/ Karl Voltaire	Director	July 31, 2007

Karl Voltaire

/s/ Tania de Welzim	Controller	July 31, 2007

Tania de Welzim

Authorized Representative in the United States

By:	/s/ Robert I. Israel	July 31, 2007
Robert I. Israel

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Ogier, as to the legality of the ordinary shares.
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of PricewaterhouseCoopers Inc.